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                             Exhibit 99.1

                            PRESS RELEASE

                                DATED

                            MARCH 19, 1999
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                                                        Corporate Headquarters:
                                                           5535 Glenway Avenue
                                                          Cincinnati, OH 45238
                                                         Phone: (513) 922-5959
FIDELITY FINANCIAL OF OHIO, INC.                      Facsimile: (513) 922-3024


For Immediate Release
March 19, 1999

For more information contact:
Fidelity Financial of Ohio, Inc.
5535 Glenway Avenue
Cincinnati, OH 45238
(513) 922-5959
Contact:  Paul D. Staubach
          Gregory P. Niesen

                             MERGER OF EQUALS

     Fidelity Financial of Ohio, Inc. ("Fidelity") (Nasdaq National Market:
FFOH) announced today the completion of the merger of equals with Glenway Financial Corporation ("Glenway") and the subsequent merger of Fidelity Federal Savings Bank, a wholly owned subsidiary of Fidelity, into Centennial Savings Bank, a wholly owned subsidiary of Glenway.

     Each shareholder of Glenway will receive 1.50 shares of Fidelity common stock in exchange for each share of Glenway common stock and cash in lieu of fractional shares.

     At December 31, 1998, Fidelity had consolidated assets of $519.2 million and total stockholders' equity of $67.6 million. At December 31, 1998, Glenway had consolidated assets of $295.5 million and total stockholders' equity of $30.7 million. As a result of the merger of equals, Centennial Bank will have approximately $815 million in consolidated assets and will operate 15 branches in Southwestern Ohio. Following the merger of equals and based on asset size, Centennial Bank will be the largest savings institution headquartered in Hamilton County.

     John R. Reusing, Chairman of the Board of Fidelity and President of Centennial Bank, commented: "We are delighted with the merger of equals with Glenway. Glenway is a well capitalized and profitable institution with a strong market presence in Hamilton County." Mr. Reusing went on to state that, "The merger of equals of Fidelity and Glenway will combine two community banks with very similar customer service strategies and will permit Fidelity to continue to grow and enhance shareholder value."

     Robert R. Sudbrook, President and Chief Executive Officer of Fidelity and Chairman of the Board and Chief Executive Officer of Centennial Bank, stated:
"We are excited about the opportunities this merger presents to the shareholders, employees and customers of both companies and we look forward to taking advantage of the combined company's increased market share and enhanced infrastructure to expand and diversity Centennial Bank's loan and deposit products."
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